FOR  IMMEDIATE  RELEASE:
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Monday  October  27,  2003  9:45  AM  EST
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LIVESTAR  ENTERTAINMENT  GROUP  INC.  ANNOUNCES  IT  HAS SUCCESSFULLY CLOSED THE
ACQUISITION OF THE SEQUEL NIGHTCLUB & LOUNGE AND ALSO ANNOUNCES THE DISCONTINUATION OF INVESTMENT GROUP TAKEOVER DISCUSSIONS


Vancouver, BC - October 27, 2003 ---LIVESTAR Entertainment Group Inc. ("LIVESTAR" or the "Company") (OTC BB: LSTA) today announced that it has successfully closed the acquisition of the Sequel Nightclub and Lounge ("the Sequel"). The Sequel is now the first lounge in LIVESTAR's network of operating liquor licensed establishments.

The Sequel, based in Toronto, is an upscale venue viewed as a top hotspot in the Toronto nightclub scene. It has quickly become the focus of attention by music and entertainment observers and has attracted numerous articles from the entertainment press due to its fashionable d cor, hip ambience and sold out weekends.

According to the Founder, President and CEO of LIVESTAR, Mr. Ray Hawkins "Our commitment and diligent effort towards the acquisition of our first revenue producing entertainment facility has paid off, with the Sequel now being an official part of LIVESTAR. We feel this is an important and exciting milestone for LIVESTAR and its patient shareholders. We will now begin to build upon the success the Sequel has had, continue the development of the Sequel system with our team of employees and consultants to develop our planned chain of Sequel lounges, and work towards completing other acquisitions and development projects. We intend on making bold moves to establish our live entertainment business and we feel completing the Sequel transaction successfully is an indication of things to come".

The acquisition will be accounted for as a 100% share purchase of the corporation that owns the Sequel business and assets. Terms of the acquisition are based on a cash and stock arrangement. LIVESTAR has purchased the Sequel with favourable terms that reduce our risk of capital, given the inherent risks of the business, while providing for an ROI that is realistically attainable. The Company expects to file an amended Form 8-K containing audited financial statements of the Corporation holding the Sequel assets with the U.S. Securities and Exchange Commission.

According to Mr. Terry Lall, founder of The Sequel, "Since the execution of the letter of intent with LIVESTAR in September of 2002, I have worked diligently with LIVESTAR management to complete this transaction to the benefit of all parties involved. During that period we have seen the challenges LIVESTAR has overcome in transitioning to a live entertainment business. Their efforts should be commended and now that we have closed the Sequel acquisition, I feel this is just the beginning and with continued commitment, effort and patience, positive results are very possible for LIVESTAR to attain over time. Combining the success the Sequel has achieved to date with the LIVESTAR vision and its innovative entertainment network concepts, we believe will provide a foundation for LIVESTAR to quickly become a leader in our projected market areas in the live entertainment business. I am proud to say that with this closing, the Sequel will be the first in a network of entertainment establishments, namely nightclubs and lounges, which LIVESTAR plans to develop. "

The Company also announces today that, upon the conclusion of due diligence, the TCAL Investment Group ("TCAL") and the Company have mutually agreed to discontinue discussions regarding the previously announced proposed possible tender offer of a majority of the outstanding shares of the Company.

Although discussions between the Company and TCAL were productive, both parties were unable to come to terms on key items for the future plans of the Company. Despite the discontinuation of takeover discussions, both parties are continuing talks in regards to joint venturing on entertainment projects, or TCAL providing or arranging capital for future LIVESTAR ventures.

ABOUT  LIVESTAR  ENTERTAINMENT  GROUP,  INC.

The core business of LIVESTAR Entertainment Group, Inc. is the development of entertainment entities, specifically; Liquor Licensed Entertainment Establishments (namely nightclubs and lounges) and Live Entertainment (concerts and special events).

Statements contained herein that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. LIVESTAR Entertainment Group, Inc intends that such forward-looking statements be subject to the safe harbor created thereby.
Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause LIVESTAR Entertainment Group, Inc.'s actual results, performance or achievements to differ materially from current expectations. These risks include economic, competitive, governmental, technological and other factors discussed in LIVESTAR
Entertainment Group, Inc.'s applicable public filings on record with the Securities and Exchange Commission which can be viewed at its website at http://www.sec.gov.

For  more  information  please  contact:
Investor  Relations;  investors@livestar.net
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Phone:  604-682-6541  Please  visit  our  website:  www.livestar.net